Exhibit 10.2

EMPLOYMENT SEPARATION AGREEMENT AND RELEASE

THIS EMPLOYMENT SEPARATION AGREEMENT AND RELEASE (“Agreement”) has been entered into, as of February 24, 2021, by and between Dolev Rafaeli, residing at the address on file with the Company (as defined below) (referred to below as “Executive”) and STRATA Skin Sciences, Inc., a Delaware corporation, with its principal place of business at 5 Walnut Grove Drive, Suite 140, Horsham, Pennsylvania 19044, including but not limited to affiliated officers, employees, agents, successors and assigns (referred to below as the “Company”).

BACKGROUND

WHEREAS, the Executive has served as Chief Executive Officer and President of the Company pursuant to an employment agreement dated March 30, 2018 (the “Employment Agreement”);

WHEREAS, Executive’s last day of employment is February 28, 2021;

WHEREAS, Executive and the Company have agreed to an exchange of consideration by which all matters relating to Executive’s employment and separation from employment have been resolved, the details of which are set forth below; and

WHEREAS, the Executive and the Company have mutually agreed not to extend the term of the Employment Agreement, and that the Executive’s termination shall be a “termination without cause” under the Employment Agreement.

NOW, THEREFORE, for and in consideration of the foregoing promises and the covenants contained herein, and for other consideration, the receipt and legal sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

1. Employment and Service as Director.

(a) Executive’s last day of active employment with Company is February 28, 2021 (the “Termination Date”). Executive will turn over all keys, passes and other property of the Company and will otherwise comply with the normal employment separation procedures. Executive will be paid his salary until his last day of work.

(b) Executive’s execution of this Agreement shall serve as notice of his resignation from the Board of Directors of the Company, effective as of the Termination Date.

2. Separation Pay and Benefits. Following receipt of the Executive’s signed copy of this Agreement and upon the expiration of the revocation period related to the releases contained in the form of release attached hereto as Exhibit A delivered on the Termination Date, the Company agrees that:

(a) The Company will pay Executive the Executive’s Base Salary (as defined under the Employment Agreement) through May 29, 2021 (such period, the “Separation Period”) less applicable legal deductions, such as tax withholdings, as separation pay (“Separation Pay”) by salary continuation consistent with the Company’s normal payroll procedures.

(b) The Company will pay Executive a lump sum amount equal to twelve (12) weeks of pay as a payout for the Executive’s accrued but unused vacation days, less applicable legal deductions, such as tax withholdings. Executive represents and acknowledges to the Company that Executive has not taken any vacation days during the Term of the Employment Agreement through the date hereof.

(c) The Company will continue to provide Executive’s Benefits (as defined under the Employment Agreement) through the Termination Date.

(d) If the Executive timely and properly elects health continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company shall reimburse the Executive for the monthly COBRA premium paid by the Executive for himself and his dependents. Such reimbursement shall be paid to the Executive on the 1st day of the month immediately following the month in which the Executive timely remits the premium payment. The Executive shall be eligible to receive such reimbursement until the earliest of: (i) the eighteen-month anniversary following the Termination Date; (ii) the date the Executive is no longer eligible to receive COBRA continuation coverage; or (iii) the date on which the Executive receives substantially similar coverage from another employer or other source.

(e) All stock options granted to the Executive pursuant to the Amended and Restated STRATA Skin Sciences, Inc. 2016 Omnibus Incentive Plan (the “Incentive Plan”) which are outstanding as of the Termination Date, vested and unvested, (options to purchase 3,270,877 shares as of the date hereof) shall be deemed vested and remain exercisable until August 22, 2021. Subject to the foregoing restrictions and the Company’s insider trading policies, the Executive shall be permitted to exercise the options at the times and pursuant to the methods permitted under the Incentive Plan, including cashless exercises, until August 22, 2021 (the “Option Expiration Date”).

(f) The Company will reimburse Executive for up to $10,000 in reasonable attorneys’ fees in connection with the negotiation of this Agreement within five (5) business days after the Company’s receipt of the Executive’s proof of payment.

3. Non-Admission of Liability. It is agreed and understood that neither the offer of this Agreement nor the provision of any payments hereunder constitute or will be construed as an admission of liability or of any wrongdoing or violation of law on the part of the Company, or the Executive.

4. Confidentiality; Assignment of Developments; Covenant Not to Compete. Executive acknowledges that the provisions of Sections 5, 6, 7, 9, 10, 15, 16, 19, 21 and 23 of the Employment Agreement shall survive and continue to apply under this Agreement.

5. Mutual Non-Disparagement.

(a) Each of Executive and the Company shall refrain from making, and the Company shall cause its directors and executive officers and each of the parties shall cause their respective agents, successors, and assigns not to, directly or indirectly, in any capacity or manner, make, express, transmit, speak, write, verbalize or otherwise communicate in any way (or cause, further, assist, solicit, encourage, support or participate in any of the foregoing), any remark, comment, message, information, declaration, communication or other statement of any kind, whether verbal, in writing, electronically transferred or otherwise, that might reasonably be construed to be derogatory of (a) in the case of statements, communications or announcements by Executive or any of his affiliates described above, the Company or any of its affiliates or subsidiaries or any of its or their respective officers or directors or any person who has served as an officer or director of the Company or any of its affiliates or subsidiaries, or (b) in the case of statements, communications or announcements by the Company or any of its affiliates described above, Executive or his agents, successors, and assigns. The foregoing shall not restrict the ability of any person to (i) comply with any subpoena or other legal process or respond to a request for information from any governmental authority with jurisdiction over the party from whom information is sought, (ii) to comply with the laws, rules and regulations of the Securities and Exchange Commission or any applicable state securities commission, or (iii) assert or defend a claim for breach of this Agreement. Executive and the Company each agree to promptly provide written notice of any such order or request to the attention of the other party at the address first above written (and in the case of the Company to its president at the Company’s principal place of business).

(b) The limitations set forth in Paragraph 5(a) shall not prevent any party from responding to any public statement made by the other party of the nature described in this Paragraph 5(a) if such statement by the other party was made in breach of this Agreement.

6. Cooperation.

(a) During the period beginning the date hereof and through the end of the Separation Period (the “Transition Period”), Executive shall cooperate in good faith with the Company in transitioning the duties of President and Chief Executive Officer of the Company to one or more successors as determined by the Board of Directors, which may include requests and direction from the successor Chief Executive Officer as well as from the Chairperson and Vice-Chairperson of the Board. During such Transition Period, the Company and the Executive shall work in good faith to be available upon reasonable notice for consultation; provided that the Executive shall not be asked to provide any such services other than during regular business hours via telephone or video conference. For the avoidance of any doubt, during the Transition Period, Executive shall continue to receive the benefits set forth in Section 4.7 of the Employment Agreement.

(b) The Executive further agrees that should he be directly (or, to his actual knowledge, indirectly) contacted by any entity, individual or any person representing an entity or individual that is legally adverse to the Company in connection with any asserted claims or legal proceedings, the Executive will terminate such communication and will promptly notify the Company of such communication in writing so that the Company may contest the right of the requesting entity or individual to such disclosure before the Executive gives such disclosure. Such notification shall include a reasonable description of the content of the communication with the legally adverse individual or entity. Should the Executive be contacted by an entity, individual, or person representing an entity or individual that is legally adverse to the Company, but the Executive does not have actual knowledge that such entity, individual, or person representing such entity or individual is legally adverse to the Company, and the Executive becomes aware of such adverse legal relationship during the course of the communication, upon becoming aware of such circumstances, the Executive shall say “I have no comment” at such time, and such communication and actions by the Executive shall not be a breach of this Section 6(b).

7. Communications.

(a) The Executive shall not respond to or initiate any verbal or written comments or questions from or with any investor, media member, service provider, bank, Company officer, director or employee or other person (except as permitted in Section 5(a), above) with respect to (i) the Company and any of its officers, directors, or employees (in their capacity as officers, directors, or employees), (ii) his separation from the Company, or (iii) any other material matter concerning the Company, in each case except as permitted by the Company. If asked about any such individuals or matters during the course of a communication, the Executive shall say: “I have no comment,” and shall direct the inquirer to the Company’s Chair of the Board. Until the Option Expiration Date, any questions, concerns, or comments the Executive may have with respect to (i) the Company and any of its officers, directors, or employees, (ii) his separation from the Company, or (iii) any other matter concerning the Company shall be directed to the Company’s Chair of the Board (or, for certain matters, persons designated by the Chair of the Board in writing); provided that after the Option Expiration Date, the Executive may communicate with the Company in any manner that is otherwise available to the shareholders of the Company generally.

(b) The Company hereby agrees that it shall only refer to the termination of the Executive to any investor, media member, service provider, bank, Company officer, director or employee or other person by stating that: “The term of the Employment Agreement was coming to an end. The Company and the Executive mutually agreed not to extend the term, and the Executive was terminated without cause.”

8. Release of Company Claims. In consideration of the mutual promises contained in the Agreement, including the Executive’s release of claims as set forth on Exhibit A and non-revocation of any portion of that release, which is in addition to anything of value to which the Company is already entitled, the Company, on behalf of itself and all of its parents, divisions, subsidiaries, and other corporate affiliates, and each of its respective present and former agents, executives, employees, officers, directors, attorneys, stockholders, plan fiduciaries, successors and assigns, individually and in their official capacities, irrevocably and unconditionally releases, waives, and forever discharges, the Executive and his heirs, executors, successors, and assigns (the “Executive Released Parties”), from any and all claims, demands, actions, causes of action, costs, fees, and all liability whatsoever, whether known or unknown, fixed or contingent, which the Company (or its named executive officers or members of the Board solely in their capacity acting as agents of the Company) has, had, or may have against the Executive Released Parties relating to or arising out of his employment, service as a director, compensation, and terms and conditions of employment or service as a director, separation from employment or service as a director, retirement, or any terms of the Agreement in effect up through the date of this Agreement’s execution, other than claims against the Executive involving fraud, breach of fiduciary duty or illegal conduct and any claims not waivable by the Company under applicable law. The release under this Section 8 (the “Release”) includes, without limitation, claims at law or equity or sounding in contract (express or implied) or tort, claims arising under any federal, state or local laws; or any other statutory or common law claims related to relating to or arising out of the Executive’s employment or service as a director, separation from employment and/or service as a director, retirement, up to and including the date of this Agreement. This Release does not affect the Company’s right to enforce the terms of the Agreement that remain in effect after the Termination Date, and does not release any claims the Company may have against the Executive involving fraud, breach of fiduciary duty or illegal conduct nor any claims not waivable by the Company under applicable law.

9. Waiver of Employment or Re-Employment. Executive waives any and all rights to employment or re-employment with the Company or any of the other Releasees, and, other than with respect to other rights and benefits specifically reserved in this Agreement, to participation in any of the Company’s benefit plans which Executive ever had, may now have, or may hereinafter have, whether known or unknown to Executive at the time of the execution of this Agreement.

10. Remedies for Breach. If, contrary to the provisions of this Agreement, Executive files a lawsuit against a released party, improperly discloses the terms of this Agreement to an unauthorized person, communicates disparaging information or otherwise commits a material breach of this Agreement (as finally adjudicated by a court of competent jurisdiction or an arbitrator as contemplated by Section 19 of the Employment Agreement), the Company will, in addition to and not instead of any other available legal or equitable remedies and without affecting the enforceability of the release, have the right to discontinue immediately payments under Paragraph 2 hereof.

11. General.

(a) No provision of this Agreement may be modified, amended or revoked, except in a writing signed by Executive and an authorized officer of the Company.

(b) This Agreement supersedes and replaces all previous and contemporaneous written or oral agreements relating to Executive’s employment and employment separation (including, but not limited to, the Employment Agreement and the Company acknowledges that the transfer restrictions in the Employment Agreement will terminate after the Termination Date), except as otherwise specifically provided herein. The payments and benefits provided for herein are in lieu of payments or benefits under any other express or implied contracts, programs, plans or arrangements of the Company, except vested retirement benefits to the extent applicable.

(c) This Agreement shall be construed and enforced in accordance with the laws of the state of Delaware, without regard to its choice or conflict of laws principles.

(d) The parties hereby agree that any arbitration hearing contemplated by Section 19 of the Employment Agreement shall take place in the city of New York, New York, unless otherwise agreed by the parties in the manner set forth in Section 19 of the Employment Agreement.

(e) In the event of any dispute between the parties concerning the terms and provisions of this Agreement, the party prevailing in such dispute shall be entitled to collect from the other party all costs incurred in such dispute, including reasonable attorneys’ fees.

[Signature page follows on next page]

IN WITNESS WHEREOF, and intending to be legally bound, Executive and the Company have signed this Separation Agreement and General Release on the date first indicated above.

/s/ Dolev Rafaeli
DOLEV RAFAELI

STRATA SKIN SCIENCES, INC.

By:	/s/ Uri Geiger
	Name:	Uri Geiger
	Title:	Chairman of the Board

Exhibit A

FORM OF RELEASE

I, Dolev Rafaeli (“Executive”), in consideration of the payments and commitments referred to in the Employment Separation Agreement and Release, dated as of February 24, 2021 (the “Agreement”), between Executive and STRATA Skin Sciences, Inc., which Executive acknowledges to be good and valuable consideration for Executive’s obligations hereunder. Capitalized terms used herein but not defined shall have the meaning set forth in the Agreement.

1. General Release and Waiver of Claims. Executive hereby releases and forever discharges the Company and all of its past and present subsidiaries, parent and related corporations, companies, joint ventures, partnerships, and divisions, and their past and present directors, trustees, officers, partners, members, managers, supervisors, employees, attorneys, and agents and their predecessors, successors and assignees (sometimes referred to collectively in this Release, together with the Company, as “Releasees”), from any and all legal, equitable or other claims, debts, contracts, complaints or causes of action (hereinafter referred to collectively as “Claims”), whether known or unknown, asserted or unasserted, that Executive ever had, now has or hereafter may have against the Company or any or all of the other Releasees, including but not limited to causes of action, claims or rights arising out of, or which might be considered to arise out of or to be connected in any way with: (i) Executive’s employment with the Company or the termination thereof or resignation therefrom, (ii) Executive’s service as a director of the Company or any subsidiary or resignation therefrom, (iii) any claims, causes of action, suits, demands or other obligations or liabilities related to the Company’s certificate of incorporation or bylaws, including in his capacity as a current and former director and officer of the Company (except as otherwise set forth in clause (H) below); (iv) any claims, causes of action, suits, demands or other obligations or liabilities related to the Subscription Agreement, dated as of March 30, 2018, between the Company and Executive (except as otherwise set forth in clause (H) below); and (v) all such other claims that Executive could assert against any, some, or all of the Releasees in any forum, accrued or unaccrued, liquidated or contingent, direct or indirect. Executive covenants not to sue the Releasees for any of the claims released above, agrees not to participate in any class, collective, representative, or group action that may include any of the claims released above, and will affirmatively opt out of any such class, collective, representative or group action. Further, Executive agrees not to participate in, seek to recover in, or assist in any litigation or investigation by other persons or entities against the Releasees, except as required by law. Further, Executive agrees not to participate in, seek to recover in, or assist in any litigation or investigation by other persons or entities against the Releasees, except as required by law.

Notwithstanding the generality of the foregoing, nothing herein constitutes a release or waiver by Executive of, or prevents Executive from making or asserting: (A) the payments and benefits which Executive is entitled to receive pursuant to the provisions of the Agreement; (B) any claim or right Executive may have under COBRA; (C) any claim or right Executive may have for unemployment insurance benefits or workers’ compensation benefits; (D) any claim to vested benefits under the written terms of a qualified employee pension benefit plan; (E) any claim or right that may arise after the execution of the Agreement; (F) any claim that cannot be waived as a matter of law pursuant to federal, state or local law, including without limitation, whistleblower claims under the Corporate and Criminal Fraud Accountability Act of 2002 (Sarbanes-Oxley), the

Securities and Exchange Commission Whistleblower Program, and the Commodities Futures Trading Commission Whistleblower Program; (G) any claim or right Executive may have under this Release, the Agreement, Executive’s equity grant documentation or any agreements among stockholders of the Company; (H) any right which Executive now has or may hereafter have to claim a defense and/or indemnity for liabilities to third parties in connection with Executive’s activities as a director or officer or employee of the Company or any of its subsidiaries, affiliates or clients pursuant to the terms of any applicable statute, any indemnity agreement with the Company or any subsidiary, affiliate or client thereof, under any insurance policy, pursuant to the certificate of incorporation or bylaws or established policies of the Company or any subsidiary, affiliate or client thereof, or otherwise; and/or (I) claims for fraud or claims that Executive can only assert in response to claims asserted against Executive by the Company.

2. Specific Release and Waiver of Claims. Executive acknowledges and agrees that the Claims being released in this Release include, but are not limited to, any claim which could be asserted now or in the future under: (i) the common law, including but not limited to theories of breach of express or implied contract or duty, tort, wrongful separation, defamation or violation of public policy; (ii) any policies, practices or procedures of the Company and/or Releasees; (iii) any federal, state and/or local statute or regulations including but not limited to, the Worker Adjustment and Retraining Notification (WARN) Act or any similar state or local laws; the Executive Retirement Income Security Act of 1974, as amended, 29 U.S.C. §§ 1001 et seq.; the Americans with Disabilities Act of 1990, 42 U.S.C.§§ 12101 et. seq.; Title VII of the Civil Rights Act of 1964, 42 U.S.C. §§ 2000e et seq.; the Equal Pay Act, 29 U.S.C. §§ 206 (d) et seq.; the Family and Medical Leave Act, 29 U.S.C. §§ 2601 et seq.; the Genetic Information Non-Discrimination Act, 42 U.S.C. § 2000ff-1 et seq.; the Lilly Ledbetter Fair Pay Act; the Pennsylvania Human Relations Act; the Pennsylvania Wage Payment and Collective Law; the Pennsylvania Equal Pay Act; the New York Human Rights Law, N.Y. Exec. Law Article 15 et seq., New York Executive Law §§ 296, §§ 8-107 of the Administrative Code and Charter of New York City and/or any applicable state or local law or ordinance; (iv) any contract of employment, expressed or implied; (v) any provision of the Constitution of the United States, and any applicable state constitution; (vi) any and all claims or actions for attorneys’ fees; and (vii) any provision of any other law, common or statutory, of the United States, or any applicable state or locality; in each case subject to the exceptions set forth in Section 1(A) through (H) of this Release. This Release does not waive rights or claims that may arise after the date the waiver is executed.

Executive acknowledges that, as of the date hereof, Executive has no knowledge of any medical or other facts that would give rise to a claim for workers’ compensation benefits with respect to Executive’s employment with the Company, and further acknowledge and agree that, as it relates to Executive’s employment with the Company, the Company complied in all respects with its obligations under the Fair Labor Standards Act and the Pennsylvania Minimum Wage Act as well as any applicable New York State law. Executive acknowledges that, as of the date hereof, Executive has no knowledge of any facts that would give rise to a whistleblower claims under the Corporate and Criminal Fraud Accountability Act of 2002 (Sarbanes-Oxley), the Securities and Exchange Commission Whistleblower Program, the Commodities Futures Trading Commission Whistleblower Program, or any other government-administered whistleblower program.

3. Notice of Special Rights Under the ADEA. In addition to the release of the Company and the other Releasees from any and all Claims which arose up to and including the date of this Release, Executive further acknowledges with respect to the release of Claims under the ADEA (to the extent that Executive may have any Claims under the ADEA based upon his age) that:

(a) Executive has waived these Claims knowingly and voluntarily in exchange for severance and other benefits which are of value, and that Executive would not otherwise have been entitled to those benefits;

(b) Executive is hereby advised in writing by Releasees to consult with an attorney in connection with the Agreement and this Release;

(c) Executive has been given a period of twenty-one (21) days within which to consider this Release but Executive understands that he need not consider the Agreement for that full period before signing it;

(d) Executive understands that he may revoke this waiver of Claims under the ADEA for a period of seven (7) days following the date he signs this Release and that his waiver of ADEA Claims will not become effective until the revocation period has expired;

(e) If Executive wishes to revoke the waiver of Claims under the ADEA, that revocation shall be made by forwarding a written revocation to the Company Health to be received no later than the close of business on the seventh (7th) day following the date on which Executive has signed this Release; and

(f) If Executive timely revokes the waiver of ADEA Claims in accordance with the above Sub-Paragraph, Executive will no longer be eligible for the payment referred to in Paragraph 2 of the Agreement, but such revocation will not be effective with respect to Executive’s release of all other Claims covered by this Release and shall remain subject to all other commitments set forth in this Release and the Agreement. The other Claims covered under this Release and any consideration Executive received prior to Executive’s revocation is valid and adequate consideration with respect to the remainder of this Release and Executive’s waiver of such other Claims.

This Agreement complies in all respects with Section 6(f) of the ADEA, that is, the waiver provisions of the Older Worker Benefit Protection Act.

4. Complaints. Executive represents and warrants that neither Executive nor anyone acting on Executive’s behalf has filed any complaint against the Company or any other Releasees with any local, state, or federal court or any other governmental or regulatory body. Executive acknowledges that neither Executive nor anyone acting on Executive’s behalf has to date filed any charge or complaint with the Equal Employment Opportunity Commission or any state or any local agency authorized to investigate charges or complaints of unlawful employment discrimination (together, “Agency”). Executive understands that nothing in this Release bars Executive or anyone acting on Executive’s behalf from filing a charge or complaint of unlawful employment discrimination with an Agency, or assisting in an investigation of a charge or complaint of unlawful employment discrimination by an Agency. However, if any Agency or court has now assumed or later assumes jurisdiction of any complaint or charge on Executive’s behalf against any Releasees, Executive will disclaim entitlement to any relief.

Additionally, nothing in this Agreement precludes Executive from participating in any investigation or proceeding before any federal or state agency or governmental body. However, while Executive may file a charge and participate in any such proceeding, by signing this Agreement, Executive waive any right to bring a lawsuit against the Released Parties, and waive any right to any individual monetary recovery in any such proceeding or lawsuit; provided, however, nothing in this Agreement is intended to impede Executive’s ability to report securities law violations to the Securities and Exchange Commission under the Dodd-Frank Act, or to receive a monetary award from such government administered whistleblower-award program. Nothing in this Agreement waives Executive’s right to testify or prohibits Executive from testifying in an administrative, legislative, or judicial proceeding concerning alleged criminal conduct or alleged sexual harassment when Executive has been required or requested to attend the proceeding pursuant to a court order, subpoena or written request from an administrative agency or the legislature.

5. Release of Duties and Acknowledgment of Compensation. Executive hereby acknowledges and agrees that Executive was relieved from all duties of his employment and service as a director with the Company as of February 28, 2021; that Executive has been paid in full for all wages, compensation and benefits due to Executive for his employment and service with the Company through the date of Executive’s separation; and, that he shall not be entitled to any wages, compensation or benefits except as set forth in Paragraph 2 of the Agreement.

6. Executive Representations. Executive represents and warrants that the following statements are true:

•	Executive is signing this Release voluntarily, and has read and understands each of its provisions.

•	No promises, agreements or representations have been made to Executive to induce his to sign this Release, except those that are written in the Agreement.

•	The payments and other benefits offered in the Agreement include payments and benefits to which Executive would not be entitled but for this Release.

•

Executive understands and agrees that this Release does not cancel or otherwise diminish his post-employment obligations with the Company relating to confidentiality or the use or disclosure of confidential information of the Company.

7. Effective Date. This Release will be effective when Executive signs and returns it to the Company and does not timely revoke it.

[Signature page follows on next page]

IN WITNESS WHEREOF, I have executed this Release.

EXECUTIVE
Date:	February 28, 2021
Dolev Rafaeli

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